                                  EXHIBIT 4.02

     Form of Employment Agreement entered into by Deming with each of the
                    Deming Shareholders on November 12, 1996.

                              EMPLOYMENT AGREEMENT


                 This Employment Agreement (the "Agreement") is entered into as of November 12, 1996 (the "Effective Date") between Deming Software, Inc., a Washington corporation located at 13122 NE 20th Street, Suite C, Bellevue, Washington 98005 (the "Company"), and __________________, a resident of the State of Washington ("Employee").

                 The Company is entering into an Agreement and Plan of Reorganization dated as of November 9, 1996 ("Plan of Reorganization") with Worldtalk Communications Corporation, a Delaware corporation ("Worldtalk") and the shareholders of the Company including Employee. It is understood that this Employment Agreement is a material inducement for the Company to enter into such Plan of Reorganization and that but for this Agreement, the Company would not enter into such Plan of Reorganization.

                 In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

                 1. POSITION. During the term of this Agreement, Company will employ Employee, and Employee will serve Company as _____________________. Employee will report directly to __________________________________________.

                 2. DUTIES. Employee will serve the Company in such capacities and with such duties and responsibilities as the Board of Directors of Company may from time to time determine. Employee will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Employee's employment. Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

                 3. EXCLUSIVE SERVICE. Employee will devote his full time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company's interests in accordance with Employee's experience and skills. In addition, Employee will not engage in any consulting activity except with the prior written approval of Company, or at the direction of Company, and Employee will otherwise do nothing inconsistent with the performance of his duties hereunder.

                 4. TERM OF AGREEMENT. This Agreement will commence on the Effective Date, and will continue until the earlier of five (5) years after the Effective Date or when terminated pursuant to Section 7 hereof.

                 5.    COMPENSATION AND BENEFITS.

                       5.1 BASE SALARY. The Company agrees to pay Employee an initial minimum salary of _______________________ ($_____________) per year.
Employee's salary will be payable as earned in accordance with Company's customary payroll practice. Employee's salary and performance will be reviewed annually. Employee's salary is subject to change as determined by the Company's Board of Directors in its discretion.

                       5.2 ADDITIONAL BENEFITS. Employee will be eligible to participate in Company's employee benefit plans of general application, including without limitation those plans covering pension and profit sharing, stock purchases, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of Employee.

                       5.3 STOCK OPTIONS. Effective at the next Company Compensation Committee meeting following the Effective Date, Employee shall be granted under Worldtalk's 1996 Equity Incentive Plan an incentive stock option to purchase _____________ shares of Worldtalk Common Stock at the fair market value as determined by Worldtalk's Compensation Committee on the date of grant. Such options shall become exercisable ("vest") on substantially the terms set forth in the form of Option Grant attached hereto as Exhibit A and shall have a 10 year term from the Effective Date.

                       5.4 EXPENSES. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

                 6. PROPRIETARY RIGHTS. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit B.

                 7.    TERMINATION.

                       7.1 EVENTS OF TERMINATION. Employee's employment with the Company shall terminate upon any one of the following:

                       (a) immediately upon notice from the Company, which may be given at any time with or without cause; or

                       (b) upon three months written notice from Employee, which notice may not be given until the first day of the tenth month following the Effective Date, it being understood and agreed that Employee will not terminate his employment with the Company within the first year following the Effective Date ("First Year") other than by death or disability within the meaning of Internal Revenue Code Section 22(e)(3).

                 8.    EFFECT OF TERMINATION.

                       8.1 EFFECT OF TERMINATION GENERALLY. In the event of any termination of this Agreement, and except as set forth below in this
Section 8, the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date Employee ceases to perform services for the Company plus an amount equal to 30 days' salary at the Employee's then current salary. In addition, Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

                       8.2 EFFECT OF TERMINATION BY COMPANY WITHIN FIRST YEAR. If the Company terminates this Agreement under Section 7(a) above during the First Year, the Company will pay to Employee an amount equal to the remaining base salary as established in Section 5.1 during the First Year payable over the remaining First Year Period in accordance with the Company's normal payroll policies.

                       8.3 EFFECT OF TERMINATION BY EMPLOYEE WITHIN FIRST YEAR. If Employee terminates this Agreement under Section 7(b) above during the First Year, the provisions of Section 4.1 of that certain Shareholder's Agreement dated as of even date herewith shall apply.

                 9.    MISCELLANEOUS.

                       9.1 ARBITRATION. Any dispute arising out of or in connection with this Agreement shall be resolved in accordance with Section
10.3 of the Plan of Reorganization.

                       9.2 SEVERABILITY. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

                       9.3 REMEDIES. The Company and Employee acknowledge that the service to be provided by Employee is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3, a restraining order and/or injunction may be issued against Employee, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

                       9.4 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

                       9.5 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

                       9.6 WITHHOLDING. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

                       9.7 ENTIRE AGREEMENT; TERMINATION OF PRIOR EMPLOYMENT AGREEMENTS. This Agreement constitutes the entire and only agreement between the parties relating to employment of Employee with the Company or any subsidiary or other affiliated entity of the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto, including without limitation that certain Employment Agreement between Employee and the Company dated as of ____________; provided that any amounts owing to the Company as a result of loans by the Company to Employee under or in connection with such agreement will survive and remain payable in accordance with their terms.

                       9.8 AMENDMENT. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

                       9.9 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by certified mail, postage prepaid, return receipt requested, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

                          If to the Company:
                                  Deming Software, Inc.
                                  13122 NE 20th Street, Suite C
                                  Bellevue, Washington  98005
                                  Attention:  President

                          With a copy to:
                                  Worldtalk Communications Corporation
                                  5155 Old Ironsides Drive
                                  Santa Clara, California  95054
                                  Attention:  President

                          If to Employee:
                                  ________________________________
                                  ________________________________
                                  ________________________________
                                  ________________________________

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 9.9.

                       9.10 BINDING NATURE. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

                       9.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

                       9.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

                       9.13 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

              IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

DEMING SOFTWARE, INC.                     "EMPLOYEE"




By:_______________________________        ___________________________________

Name:_____________________________

Title:____________________________



EXHIBITS
--------

      Exhibit A  Form of Option Grant
      Exhibit B  Form of Proprietary Rights and Confidentiality Agreement





                   [SIGNATURE PAGE FOR EMPLOYMENT AGREEMENT]